UNITED STATES

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AMERICAN BATTERY TECHNOLOGY COMPANY

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American Battery Technology Company Announces Adjournment of 2023 Annual Meeting of Shareholders to December 12, 2023

Reno, Nev., November 16, 2023 — American Battery Technology Company (ABTC) (NASDAQ: ABAT), an integrated critical battery materials company that is commercializing its technologies for both primary battery minerals manufacturing and secondary minerals lithium-ion battery recycling, today announced that is has adjourned its 2023 Annual Meeting of Shareholders, originally scheduled to be held on Thursday, November 16, 2023, to Tuesday, December 12, 2023, at 1:30 p.m., Pacific Time.

On November 16, 2023, the company convened its Annual Meeting. At that time, there were not present in-person, virtually, or by proxy a sufficient number of shares of the company’s common stock to constitute a quorum.

The presence in-person, virtually, or by proxy of the holders of at least one-third of the shares of the company’s common stock issued and outstanding on the record date and entitled to vote is required to constitute a quorum at the Annual Meeting. Accordingly, the company adjourned the Annual Meeting without any business being conducted.

The adjourned meeting will reconvene on Tuesday, December 12, 2023 at 1:30 p.m., Pacific Time, as a virtual meeting at www.virtualshareholdermeeting.com/ABTC2023, to vote on the proposals described in the Definitive Proxy Statement filed by the company with the Securities and Exchange Commission (SEC) on Tuesday, October 3, 2023 (Proxy Statement). The record date as of the close of business on September 19, 2023 remains unchanged for the determination of shareholders of the company entitled to notice of and to vote at the reconvened Annual Meeting and any adjournments or postponements thereof.

Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned meeting unless properly revoked.

No changes have been made to the proposals to be voted on by shareholders at the Annual Meeting. The company urges all of its shareholders to read the Proxy Statement and other proxy materials relating to the Annual Meeting, which are available free of charge on the SEC’s website at www.sec.gov.

About American Battery Technology Company

American Battery Technology Company (ABTC), headquartered in Reno, Nevada, has pioneered first-of-kind technologies to unlock domestically manufactured and recycled battery metals critically needed to help meet the significant demand from the electric vehicle, stationary storage, and consumer electronics industries. Committed to a circular supply chain for battery metals, ABTC works to continually innovate and master new battery metals technologies that power a global transition to electrification and the future of sustainable energy.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556